Exhibit 99.1

Cabot Corp Reports Third Quarter Fiscal 2020 Results

Diluted loss per share of $0.12 and Adjusted EPS loss of $0.07

BOSTON--(BUSINESS WIRE)--August 6, 2020--Cabot Corporation (NYSE: CBT) today announced results for its third quarter of fiscal year 2020.

  GAAP EPS was a loss of $0.12, compared to earnings of $0.55 in the prior fiscal year third quarter. Adjusted EPS was a loss of $0.07 compared to Adjusted EPS of $1.00 in the prior fiscal year third quarter as COVID-19 impacted demand across all segments
  Volumes in Reinforcement Materials declined 42% as compared to the same quarter in the prior year; volumes increased 45% sequentially in the month of June as compared to May
  Strong cash flow generation with cash flow from operations of $149 million in the third quarter driven by continued working capital improvements
  Liquidity remains strong at approximately $1.4 billion; Debt decrease of $13 million during the quarter; Debt to EBITDA of 2.9 times as of June 30, 2020
  Completed acquisition of Shenzhen Sanshun Nano – a leading producer of carbon nanotubes (CNT) for lithium-ion batteries
(In millions, except per share amounts)	Three Months Ended		Nine Months Ended
	6/30/20	6/30/19	6/30/20	6/30/19

Net sales	$518	$845	$1,955	$2,510
Net income (loss) attributable to Cabot Corporation	$(6)	$32	$34	$124

Net earnings (loss) per share attributable to Cabot Corporation	$(0.12)	$0.55	$0.59	$2.08
Less: Certain items after tax per share	$(0.05)	$(0.45)	$(0.81)	$(0.78)
Adjusted EPS	$(0.07)	$1.00	$1.40	$2.86

Commenting on the environment, Cabot President and CEO Sean Keohane, said, “Clearly the COVID-19 pandemic has had a dramatic impact on most companies and Cabot was no exception. The scale of this disruption is unprecedented, but I am proud of the way our global team has managed through the crisis. We’ve taken proactive steps to protect our employees while continuing to operate our plants to meet the dynamic needs of our customers while also carefully managing cash.”

Commenting on the company’s third quarter results, Mr. Keohane, said, “ Volumes and product mix across our businesses declined by over $100 million in the third quarter as compared to the prior year quarter driven primarily by lower demand in the tire and automotive sectors as manufacturers temporarily halted production in response to the COVID-19 pandemic. As the quarter progressed, our customers slowly restarted operations during May and June. The sequential improvement in monthly Reinforcement Materials volumes through the quarter is a positive indicator that we are exiting the quarter in a stronger position than where we started.”

Keohane continued, “Our resilient cash flows were evident again this quarter with operating cash flow of $149 million, including a benefit from net working capital of $126 million. Our balance sheet remained strong with approximately $1.4 billion in cash and committed borrowing capacity as of June 30, 2020. Out of an abundance of caution, we increased the Debt to EBITDA ratio covenant limit in our credit agreements from 3.5 to 4.5 until June 2021 in order to provide greater flexibility for accessing our committed liquidity. We continued our aggressive cost reduction efforts and are on track to deliver $60 million in cost savings in the fiscal year, which will partially mitigate the impact of lower volumes and enable the funding of in-flight growth investments for the future. On the ESG front, we announced an expanded set of 2025 sustainability goals that reinforce our broadened view of sustainability and extend beyond our strong foundation in safety, health and the environment to include areas such as product development, suppliers' sustainability, diversity and inclusion, and community engagement.”

Financial Detail

For the third quarter of fiscal 2020, net loss attributable to Cabot Corporation was $6 million ($0.12 loss per diluted common share). The net loss includes an after-tax per share charge of $0.05 which was predominantly comprised of restructuring charges and acquisition costs in the quarter. Adjusted earnings per share for the third quarter of fiscal 2020 was a loss of $0.07 per share.

Segment Results

Reinforcement Materials – Third quarter fiscal 2020 EBIT in Reinforcement Materials decreased by $77 million compared to the third quarter of fiscal 2019. Globally, volumes decreased 42% year-over-year as the COVID-19 pandemic significantly impacted demand. The COVID-19 impact was most pronounced in both the Americas and EMEA as temporary customer shutdowns impacted volumes in both regions. Lower volumes also resulted in a slower turn of inventory and lower energy center revenue both of which negatively impacted margins in the quarter. Cost mitigation efforts partially offset the impact from lower volumes and margins.

Global and regional volume changes for Reinforcement Materials for the third quarter of fiscal 2020 as compared to the same quarter of the prior year are included in the table below:

Third Quarter Year-over-Year Change
Changes in Global Reinforcement Materials Volumes	(42%)
Asia	(26%)
Europe, Middle East, Africa	(51%)
Americas	(59%)

Performance Chemicals – Third quarter fiscal 2020 EBIT in Performance Chemicals decreased by $16 million compared to the third quarter of fiscal 2019 primarily due to lower volumes from the impact of COVID-19, less favorable product mix in specialty carbons, and by a more competitive pricing environment in our fumed metal oxides product line. Year-over-year, volumes decreased by 8% in the Formulated Solutions business driven by declines in our specialty compounds product line. Volumes in the Performance Additives business decreased by 5% year-over-year primarily due to declines in our specialty carbons product line.

Purification Solutions – Third quarter fiscal 2020 EBIT in Purification Solutions increased by $1 million compared to the third quarter of fiscal 2019 due to higher margins from improved pricing and lower fixed costs from the ongoing transformation program.

Cash Performance – The Company ended the third quarter of fiscal 2020 with a cash balance of $162 million. During the third quarter of fiscal 2020, cash flows provided by operating activities were $149 million. Capital expenditures for the third quarter of fiscal 2020 were $43 million. Additional uses of cash during the third quarter included $84 million related to the acquisition of Shenzhen Sanshun Nano, and $20 million for the payment of dividends.

Taxes – During the third quarter of fiscal 2020, the Company recorded a tax benefit of $5 million for an effective tax rate of 51%. This included $2 million of discrete tax benefits. The year to date operating tax rate remained at 29%.

Outlook

Commenting on the outlook for the Company, Keohane said, “We anticipate substantial volume and EBIT improvement in the fourth quarter as compared to our third quarter as demand for our products increases aligned with an improving economic outlook and a recovery in the underlying automotive and replacement tire markets. At the segment level, we expect a significant sequential improvement in demand in Reinforcement Materials in the fourth fiscal quarter given that customer plants have come back on-line in Europe and the Americas. In Performance Chemicals, we expect a modest improvement in volumes and product mix largely offset by higher fixed costs due to costs associated with the start-up of our new fumed metal oxides plant in North America and synchronized turnarounds driven by our fence-line partners.”

Keohane continued, “Despite the challenges that have been brought on by the COVID-19, pandemic, consistent operating cash flow remains a core strength of our company. In the fourth quarter, we expect improving business results and another solid quarter of operating cash flows. We remain confident in our ability to deliver on our guidance of operating cash flows in the second half of the year of approximately $200 million. The actions we have taken so far this year to reduce costs will continue to benefit results in the fourth quarter. Although we are seeing some indications that demand for our products is improving, the duration and scope of the COVID-19 pandemic continues to be uncertain and visibility is limited. As a result, we will not provide fiscal 2020 financial guidance beyond our previously communicated expectations for operating cash flow. I am very proud of how our global team is managing through this challenging time. I believe we are navigating the pandemic well and are taking the right actions to emerge from this crisis in a position of strength.”

Earnings Call

The Company will host a conference call with industry analysts at 8:00 a.m. Eastern time on Friday, August 7, 2020. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements – This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our expectations for demand for our products, our expectations for improvement in earnings and volumes in the fourth quarter of fiscal 2020, our expectations for operating cash flow generation, the cost savings we expect to achieve in fiscal 2020 from the cost reduction initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Importantly, as we cannot predict the duration or scope of the COVID-19 pandemic, the negative impact to our results cannot be estimated. Factors that will influence the impact on our business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. Other important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, competition from other specialty chemical companies; volatility in the price of energy and raw materials; a significant adverse change in a customer relationship; safety, health and environmental requirements; unanticipated delays in site development projects; negative or uncertain worldwide or regional economic conditions and market opportunities, including from trade relations or global health matters; and fluctuations in foreign currency exchange and interest rates. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2019 and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, or subsequent SEC filings, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures

To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Adjusted EPS excluding the Specialty Fluids segment, Total Segment EBIT, Total Segment EBITDA, Adjusted EBITDA, our operating tax rate, Free Cash Flow and Discretionary Free Cash Flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. Reconciliations of Adjusted EPS and Adjusted EPS excluding the Specialty Fluids segment to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure of both such non-GAAP measures, Total Segment EBIT, Total Segment EBITDA, and Adjusted EBITDA to income (loss) before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measure of each such non-GAAP measure, operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, and Free Cash Flow and Discretionary Free Cash Flow to Cash flow from operating activities, the most directly comparable GAAP financial measure of both such non-GAAP measures, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate” and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we exclude from our calculations of Adjusted EPS but that are included in our GAAP net income (loss) per share, as applicable in a particular reporting period, include, but are not limited to, the following:

  Global restructuring activities, which include costs or benefits associated with cost reduction initiatives or plant closures and are primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Non-recurring gains (losses) on foreign currency, which are primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.
  Legal and environmental reserves and matters, which consist of costs or benefits for matters typically related to former businesses or that are otherwise incurred outside of the ordinary course of business.
  Executive transition costs, which include incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Asset impairment charges, which primarily include charges associated with an impairment of goodwill or other long-lived assets.
  Acquisition and integration-related charges, which include transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Gains (losses) on sale of investments, which primarily relate to the sale of investments accounted for under the cost-method.
  Indirect tax settlement credits, which include favorable settlements which result in the recoveries of indirect taxes.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our three reportable segments. In calculating Total segment EBIT we exclude from our income (loss) before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Total Segment EBITDA. Total Segment EBITDA is equal to Total Segment EBIT (as defined above), but further adjusted for depreciation and amortization.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Free Cash Flow. To calculate “Free Cash Flow” we deduct Additions to property, plant and equipment from cash flow from operating activities.

Discretionary Free Cash Flow. To calculate “Discretionary Free Cash Flow” we deduct sustaining and compliance capital expenditures and changes in Net Working Capital from cash flow from operating activities.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Cabot does not provide a forward-looking reconciliation of the operating tax rate range with an effective tax rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on the effective tax rate in future periods.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued expenses.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Net sales and other operating revenues	$518	$845	$1,955	$2,510

Cost of sales	449	675	1,592	1,996

Gross profit	69	170	363	514

Selling and administrative expenses	52	65	230	208

Research and technical expenses	13	16	41	47

Specialty Fluids loss on sale and asset impairment charge	—	8	1	28

Income (loss) from operations	4	81	91	231

Other income (expense)

Interest and dividend income	1	2	7	6

Interest expense	(13)	(14)	(41)	(43)

Other income (expense)	(3)	—	(6)	(6)

Total other income (expense)	(15)	(12)	(40)	(43)

Income (loss) before income taxes and equity in
earnings of affiliated companies	(11)	69	51	188

(Provision) benefit for income taxes	5	(30)	(9)	(43)

Equity in earnings of affiliated companies, net of tax	1	1	2	1

Net income (loss)	(5)	40	44	146

Net income (loss) attributable to noncontrolling interests	1	8	10	22

Net income (loss) attributable to Cabot Corporation	$(6)	$32	$34	$124

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$(0.12)	$0.55	$0.59	$2.08

Diluted weighted average common shares outstanding	56.5	58.4	56.7	59.2

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Sales

Reinforcement Materials	$197	$461	$931	$1,363

Performance Chemicals	220	251	707	736
Performance Additives	151	172	489	518

Formulated Solutions	69	79	218	218

Purification Solutions	63	73	186	210

Specialty Fluids (A)	—	13	—	56

Segment sales	480	798	1,824	2,365

Unallocated and other (B)	38	47	131	145

Net sales and other operating revenues	$518	$845	$1,955	$2,510

Segment Earnings Before Interest and Taxes (C)

Reinforcement Materials	$(5)	$72	$103	$195

Performance Chemicals	21	37	93	111

Purification Solutions	2	1	3	(1)

Specialty Fluids (A)	—	2	—	24

Total Segment Earnings Before Interest and Taxes	18	112	199	329

Unallocated and Other

Interest expense	(13)	(14)	(41)	(43)

Certain items (D)	(7)	(14)	(74)	(61)

Unallocated corporate costs	(10)	(14)	(32)	(39)

General unallocated income (expense) (E)	2	—	1	3

Less: Equity in earnings of affiliated companies.	1	1	2	1

Income (loss) before income taxes and equity in
earnings of affiliated companies	(11)	69	51	188

(Provision) benefit for income taxes (including tax certain items)	5	(30)	(9)	(43)

Equity in earnings of affiliated companies	1	1	2	1

Net income (loss)	(5)	40	44	146

Net income attributable to noncontrolling interests	1	8	10	22

Net income (loss) attributable to Cabot Corporation	$(6)	$32	$34	$124

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$(0.12)	$0.55	$0.59	$2.08

Adjusted earnings (loss) per share (F)	$(0.07)	$1.00	$1.40	$2.86

Diluted weighted average common shares outstanding	56.5	58.4	56.7	59.2
(A)	Cabot divested its Specialty Fluids business, which does not meet the criteria to be reported as a discontinued operation, during the third quarter of fiscal 2019. Therefore, prior periods’ financial statements and disclosures have not been recast. For more detail on the sale of the Specialty Fluids business, please refer to the Company's fiscal 2019 10-K filing.

(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable.

(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.

(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	September 30,
Dollars in millions (unaudited)	2020	2019

Current assets:

Cash and cash equivalents	$162	$169

Accounts and notes receivable, net of reserve for doubtful accounts of $2 and $3	362	530

Inventories:

Raw materials	88	107

Finished goods	250	305

Other	55	54

Total inventories	393	466

Prepaid expenses and other current assets	66	45

Total current assets	983	1,210

Property, plant and equipment, net	1,412	1,348

Goodwill	130	90

Equity affiliates	36	39

Intangible assets, net	102	96

Deferred income taxes	181	163

Other assets (A)	175	58

Total assets	$3,019	$3,004
(A)	Effective October 1, 2019, the Company adopted the new accounting standard for leases and applied the modified retrospective optional transition method. As such, operating lease right of use assets of $102 million are included in Other assets as of June 30, 2020, and the prior period has not been restated.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2020	2019

Current liabilities:

Short-term borrowings	$13	$33

Accounts payable and accrued liabilities (A)	460	537

Income taxes payable.	14	22

Current portion of long-term debt	7	7

Total current liabilities	494	599

Long-term debt	1,164	1,024

Deferred income taxes	41	41

Other liabilities (A)	277	206

Stockholders' equity:

Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 56,611,504 and 57,250,454 shares
Outstanding: 56,460,448 and 57,080,589 shares	57	57

Less cost of 151,056 and 169,865 shares of common treasury stock	(4)	(5)

Additional paid-in capital	—	—

Retained earnings	1,277	1,337

Accumulated other comprehensive income (loss)	(400)	(391)

Total Cabot Corporation stockholders' equity	930	998

Noncontrolling interests	113	136

Total stockholders' equity	1,043	1,134

Total liabilities and stockholders' equity	$3,019	$3,004
(A)	Effective October 1, 2019, the Company adopted the new accounting standard for leases and applied the modified retrospective optional transition method. As such, operating lease liabilities of $17 million and $91 million are included in Accounts payable and accrued liabilities and Other liabilities, respectively, as of June 30, 2020, and the prior period has not been restated.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2019					Fiscal 2020
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales
Reinforcement Materials	$457	$445	$461	$452	$1,815	$379	$355	$197	$—	$931
Performance Chemicals	231	254	251	259	995	242	245	220	—	707
Performance Additives	167	179	172	176	694	170	168	151	—	489
Formulated Solutions	64	75	79	83	301	72	77	69	—	218
Purification Solutions	65	72	73	68	278	59	64	63	—	186
Specialty Fluids (A)	19	24	13	—	56	—	—	—	—	—
Segment sales	772	795	798	779	3,144	680	664	480	—	1,824
Unallocated and other (B)	49	49	47	48	193	47	46	38	—	131

Net sales and other operating revenues	$821	$844	$845	$827	$3,337	$727	$710	$518	$—	$1,955

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$62	$61	$72	$71	$266	$47	$61	$(5)	$—	$103
Performance Chemicals	36	38	37	41	152	41	31	21	—	93
Purification Solutions	(3)	1	1	3	2	(2)	3	2	—	3
Specialty Fluids (A)	10	12	2	—	24	—	—	—	—	—
Total Segment Earnings Before Interest and Taxes	105	112	112	115	444	86	95	18	—	199

Unallocated and Other
Interest expense	(15)	(14)	(14)	(16)	(59)	(14)	(14)	(13)	—	(41)
Certain items (D)	(10)	(37)	(14)	(26)	(87)	(11)	(56)	(7)	—	(74)
Unallocated corporate costs	(12)	(13)	(14)	(11)	(50)	(10)	(12)	(10)	—	(32)
General unallocated income (expense) (E)	2	1	—	5	8	(1)	—	2	—	1
Less: Equity in earnings of affiliated companies	—	—	1	—	1	—	1	1	—	2

Income (loss) before income taxes and
equity in earnings of affiliated companies	70	49	69	67	255	50	12	(11)	—	51
		—		—			—		—
(Provision) benefit for income taxes (including tax certain items)	7	(20)	(30)	(27)	(70)	(4)	(10)	5	—	(9)
Equity in earnings of affiliated companies	—	—	1	—	1	—	1	1	—	2

Net income (loss)	77	29	40	40	186	46	3	(5)	—	44

Net income (loss) attributable to noncontrolling interests...................	8	6	8	7	29	5	4	1	—	10

Net income (loss) attributable to Cabot Corporation	$69	$23	$32	$33	$157	$41	$(1)	$(6)	$—	$34

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63	$0.70	$(0.01)	$(0.12)	$—	$0.59

Adjusted earnings (loss) per share (F)	$0.87	$0.99	$1.00	$1.05	$3.91	$0.69	$0.77	$(0.07)	$—	$1.40

Diluted weighted average common shares outstanding	60.1	59.3	58.4	57.6	58.8	57.0	56.6	56.5	—	56.7
(A)	Cabot divested its Specialty Fluids business, which does not meet the criteria to be reported as a discontinued operation, during the third quarter of fiscal 2019. Therefore, prior periods’ financial statements and disclosures have not been recast. For more detail on the sale of the Specialty Fluids business, please refer to the Company's fiscal 2019 10-K filing.

(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.

(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.

(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Cash Flows from Operating Activities:

Net income (loss)	$(5)	$40	$44	$146

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	39	37	117	110

Other non-cash charges, net	4	19	(13)	33

Cash dividends received from equity affiliates	—	—	1	2

Changes in assets and liabilities:

Changes in certain working capital items (A)	126	16	178	(73)

Changes in other assets and liabilities, net	(15)	3	(49)	(52)

Cash provided by (used in) operating activities	149	115	278	166

Cash Flows from Investing Activities:

Additions to property, plant and equipment	(43)	(58)	(162)	(155)

Proceeds from sale of business, net of cash held in escrow of $0, $5, $0 and $5	—	130	—	130

Cash paid for acquisition of business, net of cash acquired of $1, $0, $1 and $0	(84)	(3)	(92)	(3)

Other investing activities, net	1	(4)	2	(5)

Cash provided by (used in) investing activities	(126)	65	(252)	(33)

Cash Flows from Financing Activities:

Change in debt, net	(24)	(147)	90	104

Cash dividends paid to common stockholders	(20)	(20)	(60)	(60)

Other financing activities, net	(3)	(37)	(67)	(190)

Cash provided by (used in) financing activities	(47)	(204)	(37)	(146)

Effect of exchange rates on cash	9	(5)	4	(15)

Increase (decrease) in cash and cash equivalents	(15)	(29)	(7)	(28)

Cash, cash equivalents and restricted cash at beginning of period	177	176	169	175

Cash and cash equivalents at end of period	$162	$147	$162	$147
(A)	Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Certain items before and after income taxes

Global restructuring activities	$(3)	$(4)	$(16)	$(15)
Legal and environmental matters and reserves	(1)	—	(51)	(1)
Employee benefit plan settlement and other charges	(2)	—	(5)	3
Acquisition and integration-related charges	(1)	(1)	(3)	(5)
Specialty Fluids loss on sale and asset impairment charges	—	(8)	(1)	(28)
Indirect tax settlement credits	—	—	3	—
Equity affiliate investment impairment charge	—	—	—	(11)
Other certain items	—	(1)	(1)	(4)
Total certain items, pre-tax	(7)	(14)	(74)	(61)

Tax impact of certain items (A)	2	1	12	4
Certain items after tax (excluding discrete tax items)	(5)	(13)	(62)	(57)

Certain items after tax per share impact (excluding discrete tax items)	$(0.07)	$(0.22)	$(1.08)	$(0.95)

Tax-related certain items

Discrete tax items	2	(14)	15	10

Total tax-related certain items	2	(14)	15	10
Total tax-related certain items per share impact	0.02	(0.23)	0.27	0.17

Total certain items after tax	$(3)	$(27)	$(47)	$(47)
Total certain items after tax per share impact	$(0.05)	$(0.45)	$(0.81)	$(0.78)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended June 30	Three Months		Nine Months
Dollars in millions, Pre-Tax (unaudited)	2020	2019	2020	2019

Statement of Operations Line Item (B)

Cost of sales	$(3)	$(3)	$(6)	$(13)
Selling and administrative expenses	(3)	(2)	(62)	(9)
Research and technical expenses	—	—	—	(1)
Other income (expense)	(1)	(1)	(5)	(10)
Specialty Fluids loss on sale and asset impairment charges	—	(8)	(1)	(28)
Total certain items, pre-tax	$(7)	$(14)	$(74)	$(61)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$5	$(30)	$(9)	$(43)

Less: Tax impact of certain items	2	1	12	4

Less: Tax-related certain items	2	(14)	15	10

(Provision) benefit for income taxes, excluding certain items	$1	$(17)	$(36)	$(57)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Reconciliation of the effective tax rate to the operating tax rate (C)

(Provision) benefit for income taxes	$5	$(30)	$(9)	$(43)

Effective tax rate	51%	43%	17%	23%

Impact of discrete tax items: (D)
Unusual or infrequent items	—%	(22)%	11%	3%
Items related to uncertain tax positions	(27)%	—%	16%	2%
Other discrete tax items	11%	4%	3%	—%
Impact of certain items	(6)%	(2)%	(18)%	(5)%
Operating tax rate	29%	23%	29%	23%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2020 and FISCAL 2019
	Fiscal 2020 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)	$(0.12)	$—	$0.59
Less: Certain items after tax per share	0.01	(0.78)	(0.05)	—	(0.81)
Adjusted earnings (loss) per share	$0.69	$0.77	$(0.07)	$—	$1.40

	Fiscal 2019 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings (loss) per share	$0.87	$0.99	$1.00	$1.05	$3.91
(A)	The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B)	This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.
(C)	For fiscal year 2020, the Operating tax rate is expected to be in the range of 29% to 30%.
(D)	For the three and nine months ended June 30, 2020, the impact of discrete tax items included a net discrete tax benefit of $2 million and $15 million, respectively. For the three and nine months ended June 30, 2019, the impact of discrete tax items included a net discrete tax expense of $14 million and a net discrete tax benefit of $10 million, respectively. The nature of the discrete tax items for the periods ended June 30, 2020 and 2019 were as follows: (i) Unusual or infrequent items during the three and nine months ended June 30, 2020 consisted of the net tax impact of Switzerland tax reform legislation (net tax benefit of a nil amount and $6 million). Unusual or infrequent items during the three and nine months ended June 30, 2019 consisted of the net tax impacts of the Tax Cuts and Jobs Act of 2017 (net tax expense of $17 million and a nil amount), changes in valuation allowances on beginning of year tax balances, excludible foreign exchange gains and losses in certain jurisdictions, impacts related to stock compensation deductions, and the tax impacts of a pension settlement; (ii) Items related to uncertain tax positions during the three and nine months ended June 30, 2020 and 2019 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations, the accrual of interest on uncertain tax positions, the accrual of an uncertain tax position (fiscal 2020 only) and the settlement of tax audits; and (iii) Other discrete tax items during the three and six months ended June 30, 2020 and 2019 included net tax impacts as a result of changes in non-U.S. tax laws, return to provision adjustments related to tax return filings, and other items.

(E)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

Third Quarter Earnings Announcement, Fiscal 2020

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2020 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)	$(0.12)	$—	$0.59
Less: Certain items after tax per share	0.01	(0.78)	(0.05)	—	(0.81)
Adjusted earnings (loss) per share	$0.69	$0.77	$(0.07)	$—	$1.40

	Fiscal 2019 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings per share	$0.87	$0.99	$1.00	$1.05	$3.91
Less: Specialty Fluids Adjusted earnings per share (B)	0.14	0.15	0.02	—	0.31
Adjusted earnings per share excluding Specialty Fluids	$0.73	$0.84	$0.98	$1.05	$3.60

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(B)	Specialty Fluids Adjusted earnings per share is calculated as follows (in millions except for per share amounts):
Specialty Fluids EBIT	$10	$12	$2	$—	$24
Less: Specialty Fluids taxes (C)	2	3	1	—	6
Specialty Fluids profit after tax	$8	$9	$1	$—	$18
Divided by: Cabot Corporation diluted weighted average common shares outstanding	60.1	59.3	58.4	57.6	58.8
Specialty Fluids Adjusted EPS	$0.14	$0.15	$0.02	$—	$0.31
(C)	Specialty Fluids taxes calculated by applying Cabot's Operating tax rate for each period to Specialty Fluids EBIT. Please refer to Cabot's fiscal 2019 earnings releases for the reconciliations of the Company's operating tax rate to its effective tax rate.

Dollars in millions	Fiscal 2020
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$41	$(1)	$(6)	$—	$34
Net income (loss) attributable to noncontrolling interests	5	4	1	—	10
Equity in earnings of affiliated companies, net of tax	—	(1)	(1)	—	(2)
Provision (benefit) for income taxes	4	10	(5)	—	9
Income (loss) before income taxes and equity in earnings of affiliated companies	$50	$12	$(11)	$—	$51
Interest expense	14	14	13	—	41
Certain items	11	56	7	—	74
Unallocated corporate costs	10	12	10	—	32
General unallocated (income) expense	1	—	(2)	—	(1)
Less: Equity in earnings of affiliated companies	—	(1)	(1)	—	(2)
Total Segment EBIT	$86	$95	$18	$—	$199
Depreciation and amortization	39	39	39	—	117
Adjustments to depreciation (D)	(1)	—	(1)	—	(2)
Total Segment EBITDA	$124	$134	$56	$—	$314
Less: Unallocated corporate costs	10	12	10	—	32
Adjusted EBITDA	$114	$122	$46	$—	$282

(D)	Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reinforcement Materials EBIT	$47	$61	$(5)	$—	$103
Reinforcement Materials Depreciation and amortization	17	17	17	—	51
Reinforcement Materials EBITDA	$64	$78	$12	$—	$154
Reinforcement Materials Sales	$379	$355	$197	$ ―	$931
Reinforcement Materials EBITDA Margin	17%	22%	6%	—%	17%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Performance Chemicals EBIT	$41	$31	$21	$—	$93
Performance Chemicals Depreciation and amortization	15	15	15	—	45
Performance Chemicals EBITDA	$56	$46	$36	$—	$138
Performance Chemicals Sales	$242	$245	$220	$—	$707
Performance Chemicals EBITDA Margin	23%	19%	16%	—%	20%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Purification Solutions EBIT	$(2)	$3	$2	$—	$3
Purification Solutions Depreciation and amortization	6	7	6	—	19
Purification Solutions EBITDA	$4	$10	$8	$—	$22
Purification Solutions Sales	$59	$64	$63	$—	$186
Purification Solutions EBITDA Margin	7%	16%	13%	—%	12%

Dollars in millions	Fiscal 2020
Reconciliation of Free Cash Flow and Discretionary Free Cash Flow to Cash Flow from Operating Activities	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Cash flow from operating activities (E)	$105	$24	$149	$—	$278
Less: Additions to property, plant and equipment	68	51	43	—	162
Free cash flow	$37	$(27)	$106	$—	$116
Plus: Additions to property, plant and equipment	68	51	43	—	162
Less: Changes in net working capital (F)	50	2	126	—	178
Less: Sustaining and compliance capital expenditures	30	27	24	—	81
Discretionary free cash flow	$25	$(5)	$(1)	$—	$19

(E)	As provided in the Condensed Consolidated Statements of Cash Flows.
(F)	Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.